EXHIBIT 14

IRVINE SENSORS CORPORATION

CODE OF ETHICS AND CONDUCT

PHILOSOPHY

Irvine Sensors Corporation is committed to the highest standards of legal and ethical business conduct, and seeks to foster an environment of awareness where the prompt reporting of any unethical or illegal behavior, or any violations of our corporate policies, is protected, encouraged and dealt with fairly. Ethical conduct is an inherent obligation of our directors, officers and employees and, in furtherance of our commitment we have adopted a Code of Ethics and Conduct to promote the high standards of ethical conduct we value.

This Code does not cover every issue that may arise, but is intended to provide a basic summary of the legal, ethical and regulatory principles that should guide the conduct of all our directors, officers and employees. We encourage our directors, officers and employees to read all of our other policies in conjunction with this Code to gain a full understanding of their responsibilities. This Code also should be provided to and followed by our agents and representatives, including consultants.

We expect all of our directors, officers and employees at every level to conduct themselves in strict compliance with all legal and ethical obligations, and to avoid even the appearance of improper behavior. Our philosophy can be implemented only if our directors, officers and employees recognize their responsibility to treat everyone in an honest and fair manner.

We also expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm his or her agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Compliance with this Code and high standards of ethical business conduct is mandatory for every director, officer and employee. Accordingly, a director’s, officer’s or employee’s failure to fulfill his or her responsibilities under this Code may result in disciplinary action, up to and possibly including immediate termination.

I.	GENERAL POLICY

This Code requires at a minimum:

A. Honest, prudent and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B. Full, fair, accurate, timely and understandable disclosures in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in any other of our public communications;

C. Compliance with our other corporate policies and with applicable governmental laws, rules and regulations;

D. The prompt internal reporting of violations of this Code, including any illegal activity, to the appropriate person or persons identified in this Code; and

E. Accountability for adherence to this Code.

II.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Accordingly, directors, officers and employees are prohibited from taking for their own personal gain opportunities that are discovered through the use of the Company’s property, information or position, without the consent of our Board of Directors.

A conflict situation may even arise when a director, officer or employee has a financial interest, including significant stock ownership, in any entity with which we do business, or provides service to or otherwise operates an outside business whose demands interfere with such person’s responsibilities to us. Conflicts of interest also may arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers or employees, or their family members, by the Company or any entity with which we do business, may create conflicts of interest.

It is almost always a conflict of interest for a director, officer or employee to have other duties, responsibilities or obligations that run counter to his or her duty to the Company, such as working or providing service simultaneously for a competitor, customer, supplier or other business. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, or with any other outside business, except on behalf of the Company.

Directors, officers and employees should notify the appropriate person or persons, or the independent and anonymous third party reporting service, identified in Section VII of this Code, of the existence of any actual or potential conflict of interest.

III.	FAIR DEALING

We require our directors, officers and employees to deal honestly and fairly with, and respect the rights of, our customers, suppliers, competitors, employees and other third parties. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to make our contracts, advertising, literature and other public statements clear and precise and to eliminate any misstatement of fact or misleading impressions. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

No bribes, kickbacks or any other form of improper payment, direct or indirect, should ever be offered, given, provided or accepted by any director, officer or employee, their family members or agents. In addition, no gifts, favors or business entertainment should ever be offered, given, provided or accepted by any director, officer or employee, their family members or agents, unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is of nominal value; (4) cannot be construed as a bribe or payoff; and (5) does not otherwise violate our corporate policies or any laws or regulations.

IV.	RECORD-KEEPING AND PUBLIC DISCLOSURES

We require honest and accurate recording and reporting of information. All of our books, records, accounts and financial statements must be maintained in reasonable detail, accurately and fairly reflect our transactions, not contain false or misleading entries, comply with generally accepted accounting principles at all times and conform both to applicable legal requirements and to our system of internal accounting controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

We maintain a system of internal accounting controls that will provide reasonable assurances to our management that all transactions are properly recorded and that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared. We expect our directors, officers and employees to notify our Chief Financial Officer of any: (1) material information or unreported transactions that affect the disclosures made in our public filings; (2) information concerning significant deficiencies and material weaknesses in the design or operation of our internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information; and (3) fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting.

Directors, officers and employees should avoid exaggeration, derogatory remarks, guesswork, and inappropriate characterizations of people and companies in their e-mail, correspondence, internal memos, reports and other records and communications, as these things often become public and can be easily misunderstood. Records always should be retained or destroyed according to our record retention policies. No director, officer or employee should communicate to the public any nonpublic information except through our Chief Executive Officer or Chief Financial Officer.

V.	COMPLIANCE WITH LAWS AND CORPORATE POLICIES

Our corporate policies have been created to ensure that our directors, officers and employees comply with applicable laws and governmental regulations. We expect our directors, officers and employees to respect and obey the law, both in letter and spirit.

Reading and understanding our general corporate policies is a good start to learning some of the laws, rules and regulations that govern our lives.

By following these policies, our directors, officers and employees can fulfill our commitments to, among other things: (1) maintaining a safe and healthy work environment; (2) promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to our business interests; (3) supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices; (4) conducting our activities in full compliance with all applicable environmental laws; (5) keeping the political activities of our directors, officers and employees separate from our business; (6) prohibiting any direct or indirect illegal payments, gifts, favors or gratuities to any government officials, candidates or political parties; (7) prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; (8) prohibiting the sale or export, either directly or through our representatives, of our products to countries where technology related goods such as ours may not be sold; and (9) complying with federal procurement laws (10) complying with all applicable state and federal securities laws.

Our directors, officers and employees are prohibited from trading our securities while in possession of material, nonpublic (“inside”) information about the Company. Our Insider Trading Policy (see Section 9.2) describes the nature of inside information and the related restrictions on trading.

We encourage our directors, officers and employees to seek advice regarding the details of the policies, laws, rules and regulations with which they must comply by submitting a written request to our Director of Human Resources.

VI.	CONFIDENTIALITY AND CORPORATE ASSETS

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. This information may include without limitation: (1) trade secrets, patents in process, and other proprietary information and ideas; (2) technical or scientific information about current and future products, services or research; (3) business, marketing or service plans or projections; (4) earnings and other internal financial data; (5) personnel information; (6) supply and customer lists; and (7) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is our property or the property of our suppliers, customers or business partners and in many cases was developed at great expense. Our directors, officers and employees must not discuss or disclose confidential information with, in the presence of or to any unauthorized persons, including family members and friends, and must not use confidential information or other Company property or resources for personal gain, for the personal benefit of anyone else or for anything other than our legitimate business purposes.

These obligations are fully described in our proprietary information and inventions agreement that we require every director, officer and employee to execute upon commencement of service to the Company.

VII.	REPORTING AND CONSEQUENCES OF VIOLATIONS

Reporting Violations and Asking Questions

We hold all directors, officers and employees individually responsible for carrying out and monitoring compliance with this Code. Directors and officers should immediately report in writing any known or suspected illegal or unethical behavior to the Chair of our Audit Committee. Employees who are not directors or officers should immediately report in writing any known or suspected illegal or unethical behavior to their immediate supervisors, our Director of Human Resources, or the Chair of our Audit Committee. If you wish to submit your concerns or complaints anonymously you may do so by contacting Confidential CSI (“CCSI”), our independent and anonymous third party reporting service.

When in doubt, we encourage directors, officers and employees to seek counseling about the best course of action to take in any particular situation. Directors, officers and employees may contact in writing the appropriate person or persons identified in this Code with any questions or concerns about this Code or a business practice. Any questions or reported violations will be addressed immediately and seriously, and can be made anonymously. Any violations reported to CCSI will be forwarded to the appropriate person or persons, not involved in the matter giving rise to the violation, who have sufficient status and authority within the Company to adequately deal with the violator of the Code.

If anyone feels uncomfortable reporting potential or actual violations to the person or persons identified in this Code (if, for instance, such person or persons are involved in the matter giving rise to the violation of this Code), he or she may instead report those matters to any member of our Audit Committee. Such member will identify and forward the violation report to the appropriate person or persons, not involved in the matter giving rise to the violation, who have sufficient status and authority within the Company to adequately deal with the violator of the Code.

Investigations and Non-Retaliation

The person or persons to whom a potential or actual violation is reported or forwarded will promptly investigate any such violation and will oversee an appropriate response, including corrective action and preventative measures, involving the Chair of our Audit Committee or Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

It is our policy to not allow reprisal or retaliation of any kind against a director, officer or employee who acts in good faith in reporting any known or suspected illegal or unethical behavior, or who asks any questions regarding this Code or appropriate actions in light of the Code. We do, however, expect all directors, officers and employees to fully cooperate in internal investigations of misconduct.

Consequences of a Violation

Directors, officers and employees who violate any laws, governmental regulations, or any provisions of this Code will face appropriate, case-specific disciplinary action, which may include demotion or immediate discharge. Any director, officer or employee who engages in illegal activity will be reported to the appropriate governmental authorities.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and generally oversee compliance with this Code. Our Board of Directors and Audit

Committee also are responsible for updating these standards as they deem appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within our industry, our own business practices and the prevailing ethical standards of the communities in which we operate. Our Audit Committee will oversee the procedures designed to implement this Code to ensure that they are operating effectively.

Training on this Code will be included in the orientation of new employees and provided to existing directors, officers and employees on an on-going basis. To ensure familiarity with the Code, directors, officers and employees will be asked to read the Code and sign the Compliance Certificate annually.

VIII.	CHANGES IN OR WAIVERS OF THE CODE

Any approval by the Company of a material departure from any provision of this Code, or any failure by the Company to take action within a reasonable period of time regarding a material departure from any provision of this Code that has been made known to an executive officer, is considered to be a waiver of this Code. Any change in, or waiver of this Code for directors or officers may be made only by the Company’s Board of Directors, and the fact of and reasons for such change or waiver must be publicly disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission, or posted on the Company’s website within five days of such change or waiver. No waiver shall be granted except where necessary and warranted, and where such waiver is limited and qualified so as to protect the Company to the greatest extent possible.

The text of this Code, and any changes in or waivers of this Code, will be posted on our Website at http://www.irvine-sensors.com/.